Exhibit 10.4

AMENDED AND RESTATED

MANAGEMENT EMPLOYMENT AGREEMENT

Amended and Restated Management Employment Agreement, executed on February 24, 2006, but effective as of January 1, 2006, between Ray Giannelli (thereafter known as “Giannelli”) and Cybex International, Inc (together with its subsidiary corporations hereinafter known as the “Company”) and having its principal offices at 10 Trotter Drive, Medway, MA 02053.

WHEREAS, the Company and Giannelli have heretofore entered into the Management Employment Agreement dated as of September 30, 2004 (the “Original Agreement”), with respect to his employment as a senior executive of the Company;

WHEREAS, the Company and Giannelli have agreed to certain modifications and amendments to the Original Agreement, which they wish to set forth in an amended and restated agreement;

NOW, THEREFORE, the parties hereto agree that the Original Agreement is amended and restated to read in its entirety as follows:

1.	DUTIES AND RESPONSIBILITIES

Giannelli agrees to hold the position of Senior Vice President of Research and Development or such other senior executive position as the Board of Directors of the Company may specify, and shall be directly responsible to the Chairman and Chief Executive Officer.

2.	BEST EFFORTS

Giannelli agrees to devote best efforts to his employment with the Company on a full-time basis. He further agrees not to use the facilities, personnel or property of the Company for personal or private business benefit.

3.	ETHICAL CONDUCT

Giannelli will conduct himself in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products and business of the Company.

4.	COMPENSATION

a.

Salary shall be payable in equal installments as per the Company’s payroll policy. Giannelli’s salary during the Initial Term (as defined below) shall be at the rate of $300,000 per annum. Salary shall be considered on an annual basis and may be adjusted based on individual and Company performance (but during the Initial Term may not be reduced below $300,000 per annum).

b.	Giannelli will be eligible to participate in any Incentive Bonus Plan, in accordance with the terms and conditions of such Plan, as from time to time authorized and implemented by the Board of Directors for senior executives of the Company.

c.	The Company has heretofore issued Giannelli options representing 100,000 shares of the Company’s common stock. Such options (the “Options”) were granted pursuant to a separate Option Agreement between the Company and Giannelli (the “Options Agreement”).

d.	Benefits shall be the standard benefits of the Company as they shall exist from time to time.

5.	NON-DISCLOSURE

Giannelli acknowledges that employment with the Company requires him to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures and trade secrets. Upon termination of employment for any reason, Giannelli agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Giannelli further agrees, whether during employment with the Company or any time after the termination thereof, regardless of the reason for such termination, he will not disclose nor use in any manner, any confidential or other material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company. The foregoing restrictions shall not apply to any information which is presently public knowledge or which becomes public knowledge through a source or sources other than Giannelli.

6.	NON-COMPETITION

During employment with the Company and for twelve (12) months following the termination thereof for any reason:

a.	Giannelli agrees he will not directly or indirectly, in any way for his own account, as employee, stockholder, partner, or otherwise or for the account of any other person, corporation, or entity:

i.	Solicit customers who, during the period of employment, were customers of the Company or were actively solicited as customers of the Company; or

ii.	Offer employment to any employee of the Company in any capacity whatsoever, or attempt to induce or cooperate with any other firm in an attempt to induce an employee of the Company to leave the employ of the Company; or

iii.	Attempt or cooperate with any other firm in an attempt to induce any independent contractor of the Company to cease providing services to the Company.

b.	Giannelli further agrees he will not directly or indirectly on behalf of any of the entities listed on Schedule D to the Original Agreement engage, within any geographic area in which the Company is then conducting its business, in any business segment in which he has actively participated as an employee of the Company.

7.	INVENTIONS

a.	It is the intent of the parties that any discovery, improvement, or invention conceived, made, or reduced to practice by Giannelli during the term of employment which (x) relates to or arises out of the business of the Company, (y) relates to or arises out of projects assigned to Giannelli by Company or (z) is developed during Company time or with Company assets, is to be the sole property of Company. Accordingly, except as specifically provided in Section 7(B) below, Giannelli agrees:

i.	To promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) by Giannelli during the term of employment; and

ii.	To grant to the Company the entire interest in all of such discoveries, improvements and inventions and to sign all patent/copyright applications or other documents, needed to implement the provisions of this paragraph without additional consideration and otherwise to assist the Company in connection therewith; and

iii.	That all works of authorship subject to statutory copyright protection developed, jointly or solely, while employed shall be considered a work made for hire and any copyright thereon shall belong to the Company. To the extent any such work of authorship is not deemed to be a work made for hire, Giannelli agrees to and does hereby assign to the Company all right, title and interest, including copyright, in and to such work.

b.

If at the termination or end of Giannelli’s employment with the Company (for whatever reason), the Company has not taken reasonable steps to develop and commercialize the concept described in Item 8 of Schedule B to the Original Agreement, or has not given Giannelli notice that it intends to do so within the next twelve (12) months, then Giannelli shall be granted a non-exclusive, perpetual, worldwide, royalty-free license to make, use and sell products utilizing such concept.

8.	NO CURRENT CONFLICT

Giannelli hereby assures the Company that he is not currently restricted by any existing employment, non-compete agreement or similar agreement that would conflict with the terms of this Agreement.

9.	TERMINATION AND TERMINATION BENEFITS

Giannelli’s employment hereunder shall continue for five years from the effective date hereof until December 31, 2010 (the “Initial Term”). Thereafter, Giannelli’s employment shall be “at will”, which means that either the Company or Giannelli may terminate such employment at any time after December 31, 2010, with or without cause or good reason.

Giannelli’s employment may be terminated pursuant to subparagraphs (a), (b), (c), (g) or (h) below, as follows:

a.	The Company may terminate other than for “cause” at any time after December 31, 2010, upon written notice to Giannelli.

b.	The Company may terminate employment for “cause” at any time upon written notice setting forth the nature of such cause, provided, that in the case of clause (1) or (4) below, the failure or default shall not have been fully cured to the reasonable satisfaction of the Company within 60 days after the date such notification is provided. The following, as determined by the Company in its reasonable judgment, shall constitute “cause” for termination:

i.	Giannelli’s willful failure to perform or gross negligence in the performance of his duties and responsibilities to the Company.

ii.	Any misconduct by Giannelli, which constitutes fraud, embezzlement or material dishonesty with respect to the Company.

iii.	Indictment or conviction of a felony or misdemeanor, provided in the case of a misdemeanor the crime involve any federal, state, or local law (i) applicable to the business of the Company or (ii) involving moral turpitude.

iv.	Any material breach of this Agreement

c.	Giannelli may terminate employment at any time, with or without good reason, upon 30 days written notice to the Company. Upon receipt of such notice, the Company may, without penalty, designate an earlier termination date.

d.	If Giannelli resigns (other than pursuant to subparagraph (g) below), the Company shall have no further obligation to Giannelli other than for normal salary earned through the date of termination. No severance pay or other benefits or compensation of any kind will be provided, including royalty payments. In addition, Giannelli will have six (6) months from the date of his termination (or such earlier date as the Options terminate in accordance with their original terms) to exercise the Options, after which period the Options shall be void.

e.	If Giannelli is terminated by the Company for cause, the Company shall have no further obligation to Giannelli other than for normal salary earned through the date of termination. No severance pay or other benefits or compensation of any kind will be provided, including royalty payments. In addition, Giannelli will have six (6) months from the date of his termination (or such earlier date as the Options terminate in accordance with their original terms) to exercise the Options, after which period the Options shall be void.

f.	If Giannelli is terminated by the Company other than for cause at any time, Giannelli shall receive as severance, an amount equal to the greater of (i) the salary he would have received if his employment had continued from the date of termination to the end of the Initial Term, or (ii) twelve months salary. Such severance shall be payable in accordance with the Company’s normal payroll cycle, and will be subject to normal withholding. If such severance relates to any period after the Initial Term, the severance shall also be subject to reduction for any compensation he receives from other employment.

g.	In the event there is a “Change of Control” (as hereinafter defined) and neither the Company nor the Buyer offers Giannelli a position with comparable compensation, Giannelli may choose to resign and receive (in lieu of any other severance or like benefit) the severance provided in this subparagraph (g). Giannelli must provide written notice of such election within the thirty-day period following the date of the Change of Control, and such resignation shall be effective on the 60th day following such written notice (unless the Company and Giannelli agree to a different effective date). Upon such a resignation, the Company shall continue to pay to Giannelli, as severance hereunder, an amount equal to the greater of (i) the salary he would have received if his employment had continued from the date of termination to December 31, 2013, or (ii) twelve months salary. Such severance shall be payable in accordance with the Company’s normal payroll cycle, and will be subject to normal withholding.

The term “Change of Control” as utilized herein refers to any of the following events:

(1)	Any person beneficially owning a greater number of shares of the Company’s common stock than UM Holdings Ltd. and its affiliates (including John Aglialoro and Joan Carter);

(2)	The Company effectuates the sale of all or substantially all of its assets, other than in the ordinary course of business; or

(3)	The Company effectuates a merger, consolidation or like business combination or reorganization, having the same effect as the event described in subsection (2) above.

h.	Giannelli’s employment will automatically end upon his death. If his death occurs during the Initial Term, the Company shall continue to pay to Giannelli’s estate an amount equal to the salary he would have received if his employment had continued from the date of death to December 31, 2013. Such sum shall be payable in accordance with the Company’s normal payroll cycle and, if required, will be subject to normal withholding.

i.	Regardless of the reason for termination, Giannelli shall have such rights as may be provided by COBRA and as may be provided pursuant to any retirement plan, which is qualified pursuant to ERISA and in which Giannelli participates.

10.	OPTIONS

a.	The Options, which have remained in the possession of the Company, are hereby released to Giannelli. In the event of an exercise by Giannelli of the Options, the Company agrees to pay Giannelli a bonus equal to $221,000. Additionally, if Giannelli is forced to pay additional tax on the above bonus as compared to the tax Giannelli would have paid if he exercised the Options at a strike price of $1.22, the Company agrees to reimburse Giannelli for such additional amount.

11.	CONFIRMATION OF TERMINATION OF PARTICIPATION IN ROYALTY INCENTIVE PROGRAM

a.	Prior to entering into the Original Agreement, Giannelli participated in the Company’s Royalty Incentive Program. Under the Original Agreement, Giannelli had certain rights to revert to the Royalty Incentive Program, which rights Giannelli is waiving and releasing in full by the execution and delivery of this Agreement. In consideration of such waiver and release, and Giannelli’s confirmation that no sums are or will become owing to him under such program or any similar arrangement or understanding with the Company, the Company is paying to Giannelli the sum of $299,407.38.

12.	MISCELLANEOUS

a.	This Agreement and any disputes arising here from shall be governed by the law of the State of New York.

b.	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

c.	This Agreement supersedes all prior agreements, arrangements and understanding, written or oral, relating to the subject matter and all such agreements, arrangements and understandings are hereby rendered of no further force and effect.

d.	It is expressly agreed that this Agreement shall survive any change in control of the Company in which the Company is the surviving corporation or in the event the Company is not the surviving corporation or the change in control is affected through the sale of assets, then the terms of this Agreement shall be disclosed to any purchaser.

e.	The failure of either party at any time to require performance of any provision hereof shall in no way effect the right at a later time to enforce the same.

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Management Employment Agreement on February 24, 2006, but effective as of January 1, 2006.

By:	/s/ Raymond Giannelli
Raymond Giannelli

CYBEX INTERNATIONAL, INC.:

By:		/s/ John Aglialoro
	Name:	John Aglialoro
	Title:	Chairman and CEO